SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 21, 2002

SPEEDFAM — IPEC, INC.

(Exact Name of Registrant as Specified in Charter)

Illinois	0-26784	36-2421613

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

305 North 54th Street, Chandler, AZ 85226

(Address of Principal Executive Offices) (Zip Code)

(480) 705-2100

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.
ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.
SIGNATURES
EXHIBIT INDEX
Exhibit 10.1
Exhibit 10.2

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

         On June 21, 2002, SpeedFam-IPEC, Inc. (the “Company”) completed a sale-leaseback transaction of its corporate headquarters and research and development facilities in Chandler, Arizona. The Company was assisted by a national real estate consulting firm, which obtained 12 qualified offers from across the United States on behalf of the Company. The winning offer was made by Phoenix Industrial Investment Partners, L.P. (the “Buyer”), a firm controlled by Kenneth Levy, a director of the Company. The offer was approved by the independent directors of the Company, based in large part on the opinion of the Company’s outside real estate consulting firm that it was superior to all other offers. In this regard, the Buyer’s $25 million cash purchase price offered the highest net proceeds and the most favorable net present value, and the offer did not require a financing contingency.

         In connection with the sale of the buildings, the Company has simultaneously entered into a 15-year lease for the buildings. The lease contains provisions for three, five-year extensions.

         As a result of the transaction, the Company has increased its net cash balance by approximately $23.7 million. Annual operating expenses will increase by approximately $2.4 million, reflecting the new rental payments, which are partially offset by interest income on the net proceeds and reduced depreciation expense. The sale of the buildings resulted in no material gain or loss.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits:

Exhibit No.	Description

10.1	Purchase and Sale Agreement dated May 31, 2002 between the Company and Phoenix Industrial Investment Partners, L.P.

10.2	Lease dated June 21, 2002 between the Company and Phoenix Industrial Investment Partners, L.P.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SPEEDFAM – IPEC, INC.

Date: June 27, 2002	By:	\s\ J. Michael Dodson J. Michael Dodson Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Purchase and Sale Agreement dated May 31, 2002 between the Company and Phoenix Industrial Investment Partners, L.P.

10.2	Lease dated June 21, 2002 between the Company and Phoenix Industrial Investment Partners, L.P.